EXHIBIT 10.25

AMC ENTERTAINMENT HOLDINGS, INC.

ANNUAL INCENTIVE COMPENSATION PROGRAM

CONTINUING STRUCTURE

(As Modified by the Compensation Committee February 13, 2017)

AMC Entertainment Holdings, Inc. (along with all of its subsidiaries, the “Corporation”) shall have an Annual Incentive Compensation Program (“AIP”) structured as set forth below.  The AIP shall automatically be continued for each of the Corporation’s fiscal years until terminated or revised by the Compensation Committee.

1.

Structure:  Each participant shall have an incentive at target based upon a percentage of his or her base salary (the “Incentive at Target”).  The Incentive at Target shall be allocated between (i) a component paid out based upon attainment of the Company Performance Target (defined below) during the applicable fiscal year (the “Company Component”) and (ii) a component paid out based on the participant’s achievement of individual Key Performance Metrics with supervisory discretion during the applicable fiscal year (the “Individual Component”).

2.	Participation:
a.	Named Executive Officers: The Corporation’s Named Executive Officers (as determined pursuant to SEC Rules), shall participate in the AIP at the following Incentive at Target levels and allocations:
Name	Position	Target (% of Salary)	Mix Company/Individual
Adam Aron	President & CEO	200%	100/0
Craig Ramsey	EVP & Chief Financial Officer	70%	100/0
John McDonald	EVP, US Operations	70%	80/20
Elizabeth Frank	EVP, Chief Content & Programming Officer	65%	80/20
Mark McDonald	EVP, Development	65%	80/20
b.	Other Employees: All other participants along with their Incentive at Target level and allocation shall be determined at the discretion of the CEO in consultation with the SVP Human Resources.
3.

Payout:  Unless otherwise provided in a written agreement with the employee, an employee must remain employed on the last day of the applicable fiscal year to be eligible for any payout under the AIP and employees hired after the beginning of the applicable fiscal year shall have their payouts prorated.

a.	Company Component: The Company Component payout shall be determined based upon the attainment as certified by the Compensation Committee of the Company Performance Target.
i.

Company Performance Target:  The Company Performance Target (adopted pursuant to Section 10 of the Corporation’s 2013 Equity Incentive Plan) shall be the Adjusted EBITDA (as defined in the Corporation’s 10-K, but excluding cash distribution from non-consolidated subsidiaries) provided for in the Corporation’s annual financial performance plan for the applicable fiscal year as approved by the Board of Directors (the “Financial Plan”).

ii.

Payout Scale:  The Company Component payout shall be on a scale as set forth on Exhibit A attached hereto (payout for performance that falls between two stated levels shall be determined by linear interpolation).

iii.

Supplemental Net Income Threshold for the CEO & CFO:  The Compensation Committee shall have discretion with regard to the CEO and CFO to reduce the Company Component Payout as provided above in the event the Corporation fails to achieve at least 80% of the net income provided for in the Financial Plan (the “Net Income Threshold”).  Determination of achievement of the Net Income Threshold shall be made by the Compensation Committee, but shall exclude the impacts of the following:

1.

Gains or losses from the Corporation’s investment in National Cinemedia LLC, including gains or losses from the sale or disposition of all or a portion of the Corporation’s ownership interest (including as-converted shares of National Cinemedia, Inc.) or from adjustments due to changes in the underlying value of the shares of National Cinemedia, Inc.

2.	Losses from discontinued Canadian operations.
3.	Expenses related to mergers and acquisitions approved by the Board.
4.	Gains or losses from Board approved refinancing of debt obligations related to acquisition activity and/or resulting in lower outstanding debt or cash interest expense.
5.	Gains or losses from one time significant or unusual items, subject to Compensation Committee review and approval.
b.	Individual Component: The Individual Component payout shall be determined as follows:
i.	Named Executive Officers: The payout shall be determined by the Compensation Committee in consultation with the CEO.
ii.	Other Participants: The payout shall be determined by each participant’s supervisor subject to parameters established by the CEO in consultation with the SVP Human Resources.

PAYOUT SCALE

AEBITDA	PAYOUT
Attained
%	%
80.0%	0.0%
81.0%	10.0%
82.0%	20.0%
83.0%	30.0%
84.0%	40.0%
85.0%	45.0%
86.0%	50.0%
87.0%	56.0%
88.0%	62.0%
89.0%	68.0%
90.0%	74.0%
91.0%	80.0%
92.0%	86.0%
93.0%	89.0%
94.0%	92.0%
94.8%	94.4%
95.0%	95.0%
96.0%	96.0%
97.0%	97.0%
98.0%	98.0%
99.0%	99.0%
100.0%	100.0%
101.0%	105.0%
102.0%	110.0%
103.0%	115.0%
104.0%	120.0%
105.0%	125.0%
106.0%	130.0%
107.0%	135.0%
108.0%	140.0%
109.0%	145.0%
110.0%	150.0%
111.0%	155.0%
112.0%	160.0%
113.0%	165.0%
114.0%	170.0%
115.0%	175.0%
116.0%	180.0%
117.0%	185.0%
118.0%	190.0%
119.0%	195.0%
120.0%	200.0%